UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)

                            Vari-L Company, Inc.
                              (Name of Issuer)

                        Common Stock, $.01 par value)
                       (Title of Class of Securities)

                                 922150 10 7
                               (CUSIP Number)


1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Joseph H. Kiser

2)   Check the Appropriate Box if a Member of a Group*

     Not Applicable
     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares         5)  Sole Voting Power         428,923
Beneficially Owned       6)  Shared Voting Power       116,800
By Each Reporting        7)  Sole Dispositive Power    428,923
Person With              8)  Shared Dispositive
                              Power                    116,800

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     545,723

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

     Not Applicable

11)  Percent of Class Represented by Amount in Row (11)

     13.9%

12)  Type of Reporting Person

     IN


1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Nora L. Kiser

2)   Check the Appropriate Box if a Member of a Group*

     Not Applicable
     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares         5)  Sole Voting Power         116,800
Beneficially Owned       6)  Shared Voting Power             0
By Each Reporting        7)  Sole Dispositive Power    116,800
Person With              8)  Shared Dispositive
                              Power                          0

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     116,800

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11)  Percent of Class Represented by Amount in Row (11)

     3.1%

12)  Type of Reporting Person

     IN

                             AMENDMENT NO. 2 TO
                              SCHEDULE 13G FOR
                               JOSEPH H. KISER
                                     AND
                                NORA L. KISER



Item 1(a)      Name of Issuer:  Vari-L Company, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices: 11101 East 51st Avenue, Denver, Colorado 80239

Item 2(a)      Name of Person Filing:  Joseph H. Kiser and Nora L. Kiser.

Item 2(b)      Address of Principal Business Office or, if None,
               Residence: The address of the principal business office of Mr. Kiser is 11101 East 51st Avenue, Denver, Colorado 80239. Mrs. Kiser's residence address is 4873 S. Crystal Street, Aurora, CO 80015.

Item 2(c) Citizenship: Mr. Kiser is a United States Citizen. Mrs. Kiser is a United States Citizen.

Item 2(d) Title of Class of Securities: Common Stock, $.01 par value.

Item 2(e)      CUSIP Number:  922150-10-7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [  ]  Broker or Dealer registered under Section 15 of
                         the Securities Exchange Act of 1934 (the "Act").

               (b) [  ]  Bank as defined in Section 3(a)(6) of the Act.

               (c) [  ]  Insurance Company as defined in Section 3(a)(19)
                         of the Act.

               (c) [  ]  Investment Company registered under Section 8 of the Investment Company Act of 1940.

               (d) [  ]  Investment Adviser registered under Section 203
                         of the Investment Advisers Act of 1940.

               (e) [  ]  Employee Benefit Plan, Pension Fund which is
                         subject to the provisions of the Employee
                         Retirement Income Security Act of 1974 or
                         Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (f) [  ]  Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G) of the Act.

               (g) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                         of the Act.

               Not applicable.

Item 4         Ownership.

               (a) Amount Beneficially Owned: Mr. Kiser is the sole beneficial owner of 545,723 shares of Common Stock as of December 31, 1996. Includes 100,00 shares issuable to Mr. Kiser upon the exercise of outstanding stock options exercisable on December 31, 1996, or within 60 days thereafter. Also includes 116,800 shares beneficially owned by Mr. Kiser by virtue of his acting as co-trustee with Mrs. Kiser pursuant to certain trust agreements and 55,848 shares beneficially owned by Mr. Kiser by virtue of his acting as the sole trustee pursuant to certain other trust agreements.

                    Mrs. Kiser is the beneficial owner of 116,800 shares of Common Stock as of December 31, 1996. All of such shares are beneficially owned by Mrs. Kiser by virtue of her acting as co-trustee with Mr. Kiser pursuant to certain trust agreements.

               (b) Percent of Class: Mr. Kiser shares represent 13.9% of the shares of Common Stock outstanding (based on the 3,805,838 shares of Common Stock reported to be outstanding on September 30, 1996 in the Vari-L Company, Inc. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996 and 11,866 additional shares issued effective December 31, 1996.)

                    Mrs. Kiser shares represent 3.1% of the shares of Common Stock outstanding (based on the 3,805,838 shares of Common Stock reported to be outstanding on September 30, 1996 in the Vari-L Company, Inc. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996 and 11,866 additional shares issued effective December 31, 1996.)


               (c)  Number of shares as to which Mr. Kiser has:

                     (i)  sole power to vote or to direct the vote:
                          428,923 shares.

                    (ii)  shared power to vote or to direct the vote:
                          116,800 shares.

                   (iii)  sole power to dispose or to direct the
                          disposition of: 428,923 shares.

                    (iv) shared power to dispose or to direct the disposition of: 116,800 shares.

               Number of shares as to which Mrs. Kiser has:

                     (i) sole power to vote or to direct the vote: -0-shares.

                    (ii)  shared power to vote or to direct the vote:
                          116,800 shares.

                   (iii)  sole power to dispose or to direct the
                          disposition of: -0- shares.

                    (iv) shared power to dispose or to direct the disposition of: 116,800 shares.

Item 5         Ownership of Five Percent or Less of a Class.

               Mr. Kiser continues to beneficially own more than five percent of the Common Stock. Mrs. Kiser has ceased to be a beneficial owner of more than five percent of the Common Stock.

Item 6         Ownership of More than Five Percent on Behalf of Another
               Person.

               Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8         Identification and Classification of Members of the Group.

               Not applicable.

Item 9         Notice of Dissolution of Group.

               Not applicable.

Item 10        Certification.

               Not applicable.

               Not filed pursuant to Rule 13d-1(b).


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 1997          /s/Joseph H. Kiser
                                  Joseph H. Kiser


Dated: February 13, 1997          /s/Nora L. Kiser
                                  Nora L. Kiser

                                  APPENDIX


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No. __)

                            Vari-L Company, Inc.
                              (Name of Issuer)

                        Common Stock, $.01 par value)
                       (Title of Class of Securities)

                                 922150 10 7
                               (CUSIP Number)

1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Joseph H. Kiser

2)   Check the Appropriate Box if a Member of a Group*

     Not Applicable
     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares        5)  Sole Voting Power         529,393
Beneficially Owned      6)  Shared Voting Power       175,000
By Each Reporting       7)  Sole Dispositive Power    529,393
Person With              8)  Shared Dispositive
                                       Power          175,000

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     704,393

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

     Not Applicable

11)  Percent of Class Represented by Amount in Row (11)

     27.6%

12)  Type of Reporting Person

     IN


1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Nora L. Kiser

2)   Check the Appropriate Box if a Member of a Group*

     Not Applicable
     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares         5)  Sole Voting Power               0
Beneficially Owned       6)  Shared Voting Power       175,000
By Each Reporting        7)  Sole Dispositive Power          0
Person With              8)  Shared Dispositive
                              Power                    175,000

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     175,000

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

     Not Applicable

11)  Percent of Class Represented by Amount in Row (11)

     7.2%

12)  Type of Reporting Person

     IN

                              SCHEDULE 13G FOR
                               JOSEPH H. KISER
                                     AND
                                NORA L. KISER


Item 1(a)    Name of Issuer:  Vari-L Company, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices: 11101 East 51st Avenue, Denver, Colorado 80239

Item 2(a)    Name of Person Filing:  Joseph H. Kiser and Nora L. Kiser.

Item 2(b)    Address of Principal Business Office or, if None, Residence:
             The address of the principal business office of Mr. Kiser is 11101 East 51st Avenue, Denver, Colorado 80239. Mrs. Kiser's residence address is 4873 S. Crystal Street, Aurora, CO 80015.

Item 2(c) Citizenship: Mr. Kiser is a United States Citizen. Mrs. Kiser is a United States Citizen.

Item 2(d)    Title of Class of Securities:  Common Stock, $.01 par value.

Item 2(e)    CUSIP Number:  922150-10-7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a) [  ]   Broker or Dealer registered under Section 15 of
                        the Securities Exchange Act of 1934 (the "Act").

             (b) [  ]   Bank as defined in Section 3(a)(6) of the Act.

             (c) [  ]   Insurance Company as defined in Section 3(a)(19)
                        of the Act.

             (d) [  ]   Investment Company registered under Section 8 of
                        the Investment Company Act of 1940.

             (e) [  ]   Investment Adviser registered under Section 203 of
                        the Investment Advisers Act of 1940.

             (f) [  ]   Employee Benefit Plan, Pension Fund which is
                        subject to the provisions of the Employee
                        Retirement Income Security Act of 1974 or
                        Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                        Act.

             (g) [  ]   Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

             (h) [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                        of the Act.

             Not applicable.

Item 3       Ownership.

             (a) Amount Beneficially Owned: Mr. Kiser is the sole beneficial owner of 704,393 shares of Common Stock as of December 31, 1994. Includes 131,250 shares issuable to Mr. Kiser upon the exercise of outstanding stock options exercisable on December 31, 1994, or within 60 days thereafter. Also includes 175,000 shares beneficially owned by Mr. Kiser by virtue of his acting as co-trustee with Mrs. Kiser pursuant to certain trust agreements and 83,913 shares beneficially owned by Mr. Kiser by virtue of his acting as the sole trustee pursuant to certain other trust agreements. Certain shares beneficially owned by Mr. Kiser have been deposited in an escrow account pursuant to an agreement with the Underwriter for the Issuer's initial public offering. These shares will be held in escrow until certain performance criteria are met or until April 19, 2000.

                  Mrs. Kiser is the beneficial owner of 175,000 shares of Common Stock as of December 31, 1994. All of such shares are beneficially owned by Mrs. Kiser by virtue of her acting as co-trustee with Mr. Kiser pursuant to certain trust agreements.

             (b) Percent of Class: Mr. Kiser shares represent 27.6% of the shares of Common Stock outstanding (based on the 2,424,007 shares of Common Stock reported to be outstanding on September 30, 1994 in the Vari-L Company, Inc. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1994.)

                  Mrs. Kiser shares represent 7.2% of the shares of Common Stock outstanding (based on the 2,424,007 shares of Common Stock reported to be outstanding on September 30, 1994 in the Vari-L Company, Inc. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1994.)


             (c)  Number of shares as to which Mr. Kiser has:

                   (i)  sole power to vote or to direct the vote:  529,393
                        shares.

                  (ii)  shared power to vote or to direct the vote:
                        175,000 shares.

                 (iii) sole power to dispose or to direct the disposition of: 529,393 shares.

                  (iv) shared power to dispose or to direct the disposition of: 175,000 shares.

                 Number of shares as to which Mrs. Kiser has:

                   (i) sole power to vote or to direct the vote: -0-shares.

                  (ii)  shared power to vote or to direct the vote:
                        175,000 shares.

                 (iii) sole power to dispose or to direct the disposition of: -0- shares.

                  (iv) shared power to dispose or to direct the disposition of: 175,000 shares.



Item 5         Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another
               Person.

               Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8         Identification and Classification of Members of the Group.

               Not applicable.

Item 9         Notice of Dissolution of Group.

               Not applicable.

Item 10        Certification.

               Not applicable.

               Not filed pursuant to Rule 13d-1(b).


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  2-14-95                   /s/ Joseph H. Kiser
                                  Joseph H. Kiser


Dated:  2/14/95                   /s/ Nora L. Kiser
                                  Nora L. Kiser

                                  APPENDIX


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)

                            Vari-L Company, Inc.
                              (Name of Issuer)

                        Common Stock, $.01 par value)
                       (Title of Class of Securities)

                                 922150 10 7
                               (CUSIP Number)

1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Joseph H. Kiser

2)   Check the Appropriate Box if a Member of a Group*

     Not Applicable
     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares        5)  Sole Voting Power         474,278
Beneficially Owned      6)  Shared Voting Power       175,000
By Each Reporting       7)  Sole Dispositive Power    474,278
Person With             8)  Shared Dispositive
                                       Power          175,000

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     649,278

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

     Not Applicable

11)  Percent of Class Represented by Amount in Row (11)

     17.2%

12)  Type of Reporting Person

     IN


1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Nora L. Kiser

2)   Check the Appropriate Box if a Member of a Group*

     Not Applicable
     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares         5)  Sole Voting Power         175,000
Beneficially Owned       6)  Shared Voting Power             0
By Each Reporting        7)  Sole Dispositive Power    175,000
Person With              8)  Shared Dispositive
                              Power                          0

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     175,000

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

     Not Applicable

11)  Percent of Class Represented by Amount in Row (11)

     4.9%

12)  Type of Reporting Person

     IN


                             AMENDMENT NO. 1 TO
                              SCHEDULE 13G FOR
                               JOSEPH H. KISER
                                     AND
                                NORA L. KISER



Item 1(a)    Name of Issuer:  Vari-L Company, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices: 11101 East 51st Avenue, Denver, Colorado 80239

Item 2(a)    Name of Person Filing:  Joseph H. Kiser and Nora L. Kiser.

Item 2(b)    Address of Principal Business Office or, if None, Residence:
             The address of the principal business office of Mr. Kiser is 11101 East 51st Avenue, Denver, Colorado 80239. Mrs. Kiser's residence address is 4873 S. Crystal Street, Aurora, CO 80015.

Item 2(c) Citizenship: Mr. Kiser is a United States Citizen. Mrs. Kiser is a United States Citizen.

Item 2(d)    Title of Class of Securities:  Common Stock, $.01 par value.

Item 2(e)    CUSIP Number:  922150-10-7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a) [  ]   Broker or Dealer registered under Section 15 of
                        the Securities Exchange Act of 1934 (the "Act").

             (b) [  ]   Bank as defined in Section 3(a)(6) of the Act.

             (c) [  ]   Insurance Company as defined in Section 3(a)(19)
                        of the Act.

             (d) [  ]   Investment Company registered under Section 8 of
                        the Investment Company Act of 1940.

             (e) [  ]   Investment Adviser registered under Section 203 of
                        the Investment Advisers Act of 1940.

             (f) [  ]   Employee Benefit Plan, Pension Fund which is
                        subject to the provisions of the Employee
                        Retirement Income Security Act of 1974 or
                        Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                        Act.

             (g) [  ]   Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

             (h) [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                        of the Act.

             Not applicable.

Item 4       Ownership.

             (a) Amount Beneficially Owned: Mr. Kiser is the sole beneficial owner of 649,278 shares of Common Stock as of December 31, 1995. Includes 231,250 shares issuable to Mr. Kiser upon the exercise of outstanding stock options exercisable on December 31, 1995, or within 60 days thereafter. Also includes 175,000 shares beneficially owned by Mr. Kiser by virtue of his acting as co-trustee with Mrs. Kiser pursuant to certain trust agreements and 60,048 shares beneficially owned by Mr. Kiser by virtue of his acting as the sole trustee pursuant to certain other trust agreements.

                  Mrs. Kiser is the beneficial owner of 175,000 shares of Common Stock as of December 31, 1995. All of such shares are beneficially owned by Mrs. Kiser by virtue of her acting as co-trustee with Mr. Kiser pursuant to certain trust agreements.

             (b) Percent of Class: Mr. Kiser shares represent 17.2% of the shares of Common Stock outstanding (based on the 3,544,977 shares of Common Stock reported to be outstanding on September 30, 1995 in the Vari-L Company, Inc. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995.)

                  Mrs. Kiser shares represent 4.9% of the shares of Common Stock outstanding (based on the 3,544,977 shares of Common Stock reported to be outstanding on September 30, 1995 in the Vari-L Company, Inc. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995.)

             (c)  Number of shares as to which Mr. Kiser has:

                   (i)  sole power to vote or to direct the vote:  474,278
                        shares.

                  (ii)  shared power to vote or to direct the vote:
                        175,000 shares.

                 (iii) sole power to dispose or to direct the disposition of: 474,278 shares.

                  (iv) shared power to dispose or to direct the disposition of: 175,000 shares.

                   Number of shares as to which Mrs. Kiser has:

                   (i) sole power to vote or to direct the vote: -0-shares.

                  (ii)  shared power to vote or to direct the vote:
                        175,000 shares.

                 (iii) sole power to dispose or to direct the disposition of: -0- shares.

                  (iv) shared power to dispose or to direct the disposition of: 175,000 shares.

Item 5       Ownership of Five Percent or Less of a Class.

             Mr. Kiser continues to beneficially own more than five percent of the Common Stock. Mrs. Kiser has ceased to be a beneficial owner of more than five percent of the Common Stock.

Item 6       Ownership of More than Five Percent on Behalf of Another
             Person.

             Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8       Identification and Classification of Members of the Group.

             Not applicable.

Item 9       Notice of Dissolution of Group.

             Not applicable.

Item 10      Certification.

             Not applicable.

             Not filed pursuant to Rule 13d-1(b).


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 25, 1996           /s/ Joseph H. Kiser
                                  Joseph H. Kiser


Dated: January 25, 1996           /s/ Nora L. Kiser
                                  Nora L. Kiser